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                                                                  Exhibit 10.16

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                                   Before the
                       Federal Communications Commission
                             Washington, D.C. 20554

In re Application

WNNE LICENSEE, INC. (Assignor)

and

STC BROADCASTING OF VERMONT SUBSIDIARY, INC. (Assignee)

For Consent to the Assignment of License of Stations WNNE(TV), Hartford, Vermont, and W65AM, White River Junction, Vermont

WPTZ LICENSEE, INC. (Assignor)

and

For Consent to the Assignment of License of) Station WPTZ(TV), North Pole, New York )

STC BROADCASTING OF VERMONT SUBSIDIARY, INC. (Assignee)

STC BROADCASTING OF VERMONT SUBSIDIARY, INC. (Assignor)

and

HEARST-ARGYLE STATIONS, INC.

File Nos. BALCT/BALTT-98021OIA-IB

File No. BALCT-980210IC

File Nos. BALCT/BALTT-980226IE-IG
(Assignee)

For Consent to the Assignment of License of) Stations WNNE(TV), Hartford, Vermont; ) W65AM, White River Junction, Vermont; and) WPTZ(TV), North Pole, New York

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STC LICENSE COMPANY (Assignor)

and

HEARST-ARGYLE STATIONS, INC. (Assignee)

For Consent to the Assignment of License of) Stations KSBW(TV), Salinas, California, and) K13GS, Carmel Valley Village, California)

HEARST-ARGYLE STATIONS, INC. (Assignor)

and

STC LICENSE COMPANY
(Assignee)

For Consent to the Assignment of License of Station WDTN(TV), Dayton, Ohio

HEARST-ARGYLE STATIONS, INC. (Assignor) and

SMITH ACQUISITION LICENSE COMPANY (Assignee)

For Consent to the Assignment of License of) Station WNAC-TV, Providence, Rhode Island)

File Nos. BALCT/BALTTV-98022GIA-IB

File No. BALCT-980226IC

File No. BALCT-9802261D

MEMORANDUM OPINION AND ORDER

Adopted:  July 1, 1998

By the Chief, Mass Media Bureau:

Released: July 1, 1998

1. The Commission, by the Chief, Mass Media Bureau, acting pursuant to delegated authority, has before it for consideration the above-captioned applications for assignment of license of WNNE(TV), Channel 31 (NBC), Hartford, Vermont, WPTZ(TV), Channel 5 (NBC), North Pole, New York, and associated translator facility, from wholly-owned subsidiaries of Sinclair Broadcast Group, Inc. ("Sinclair") to STC Broadcasting of Vermont Subsidiary, Inc. ("STC-Vermont") (collectively, the "Sinclair applications"), and from STC-Vermont to Hearst Argyle Stations, Inc. ("Hearst-Argyle"). Both sets of applications are opposed by Mount Mansfield Television Inc. ("Mt. Mansfield"), the licensee of WCAX-TV, Channel 3 (CBS), Burlington, Vermont. Also under consideration are the unopposed applications to assign the license of station KSBW (TV), Channel 8 (NBC), Salinas, California, and associated translator facility, from STC License Company to Hearst-Argyle, as well as the unopposed application to assign the license of station WNAC-TV, Channel 64 (FOX), Providence, Rhode Island, from Hearst-Argyle to Smith Acquisition License Company ("Smith"). Finally,





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we have under Mansfield Television consideration the unopposed application to assign the license of station WDTN (TV), Channel 2 (ABC), Dayton, Ohio, from Hearst-Argyle to STC License Company ("STC").

2. The Grade B contour of WNNE(TV) overlaps the Grade B contour of WPTZ(TV). Common ownership of stations with such Grade B overlap violates the Commission's television duopoly rule, 47 C.F.R. 73.3555(b). Accordingly, Hearst-Argyle has requested a permanent waiver of the television duopoly rule to permit common ownership of WNNE(TV) and WPTZ(TV). The Grade B contour of WNNE(TV) also overlaps the Grade B contour of WCVB TV, Boston, Massachusetts, whose licensee WCVB Hearst-Argyle Television, Inc. is a sister company of Hearst-Argyle. Accordingly, Hearst-Argyle seeks a temporary, conditional waiver of the duopoly rule to allow common ownership of WNNE(TV) and WCVB-TV, subject to the outcome of the pending television ownership rulemaking in Review of the Commission's Regulations Governing Television Broadcasting, Second Further Notice of Proposed Rule Making in MM Docket Nos. 91-221 and 87-8, 11 FCC Rcd 21655 (1996) ("Television Ownership Second Further Notice").

3. Thomas O. Hicks ("Hicks") ultimately controls STC Broadcasting Company, which in turn owns 99% of the equity of the parent company of Smith, the proposed assignee of WNAC-TV, but has no voting rights in the parent company. Hicks also indirectly controls the licensees radio stations WHJJ(AM) and WHJY(FM), Providence, Rhode Island, and WSNE(FM), Taunton, Massachusetts (collectively, the "Providence radio stations"). See SFX Broadcasting, Inc., D98-970 (released May 21, 1998) . Hicks' indirect equity interest in WNAC-TV is deemed nonattributable under the Commission's multiple ownership rules and would therefore not invoke the commission's one-to-a-market proscription. 47 C.F.R. 73.3555(c). Rather, the proposed assignment implicates the Commission's cross-interest policy, which generally focuses on the potential adverse effects on competition and diversity in situations where a party owns an attributable interest in one media outlet and enjoys a "meaningful relationship" with another media outlet serving "substantially the same area." Reexamination of the Commission's Cross Interest Policy, 2 FCC Rcd 3699, 3700 (1989). As a general rule, the larger the nonattributable equity interest, the more heightened is the Commission's concern regarding that relationship its effect upon competition and diversity. See Cleveland Television Corp., 91 FCC 2d 1129, 1(Rev.Bd. 1972), rev. denied, FCC 83-235 (May 18, 1983), aff'd, 732 F.2d 962
(D.C. Cir. 1984) However, as suggested by Smith, we believe that a television-radio combination which satisfies the diversity and competition standards for a one-to-a-market waiver would be consistent with the concerns underlying the Commission's cross-interest policy. Cf. Kern Broadcasting Corporation, 10 FCC *Rcd 6584, 6587-68 (1995). Accordingly, we will analyze the proposed television-radio combination based upon the showing submitted by Smith, which it maintains would justify a waiver of the one-to-a-market rule.

4. Hicks ultimately controls STC Broadcasting Company, which has 100% ownership and voting interest in the proposed assignee of WDTN(TV) . Hicks also has a non-controlling attributable interest in Chancellor Media License Company, the licensee of stations WYGY(FM), Hamilton, Ohio and WUBE(AM) and WUBE-FM in nearby Cincinnati, Ohio. Since the Grade A contour of WDTN(TV), the television station to be acquired by STC, completely



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encompasses the community of license of WYGY(FM), the proposed assignment of
WDTN(TV) triggers the one-to-a-market rule. STC has therefore requested waiver of the one-to-a-market rule to allow common ownership of WDTN(TV) and WYGY(FM).

5. STC's proposed acquisition of WDTN(TV) also violates the television duopoly rule, 47 C. F. R. 73.3555 (b) . The predicted Grade B contour of WDTN(TV) overlaps that of WISH-TV, Channel 8 (CBS) , Indianapolis, Indiana, whose licensee is controlled by LIN Television Corporation, another entity in which Hicks has an attributable interest. STC has requested a permanent waiver of the duopoly rule to permit common ownership of WDTN(TV) and WISH-TV or, in the alternative, a temporary duopoly waiver conditioned upon the outcome of the pending broadcast television ownership rulemaking concerning the duopoly and other multiple ownership rules. See Television ownership Second Further Notice.

6. In sum, we have before us the following requests: (1) permanent waiver of the duopoly rule to allow common ownership by Hearst-Argyle of WNNE(TV) and WPTZ(TV), North Pole, New York; (2) temporary, conditional waiver of the duopoly rule to allow common ownership by Hearst-Argyle of WNNE(TV), Hartford, Vermont and WCVB-TV, Boston, Massachusetts, subject to the outcome of the television ownership rulemaking proceeding; (3) permanent waiver of the duopoly rule to allow common ownership by STC of WDTN(TV), Dayton, Ohio and WISH-TV, Indianapolis, Indiana; (4) approval for Hicks to control the licensees of WHJJ(AM) and WHJY(FM), Providence, Rhode Island, and WSNE(FM) , Taunton, Massachusetts, and to hold a 99% nonattributable equity interest in the entity controlling the licensee of station WNAC TV, Providence, Rhode Island; and (5) waiver of the one-to-a-market rule to allow common ownership by STC of WDTN(TV), Dayton, Ohio and WYGY(FM), Hamilton, Ohio.

DUOPOLY WAIVERS

WNNE(TV), Hartford, Vermont and WPTZ(TV), North Pole, New York

7. Hearst-Argyle requests a permanent waiver of the television duopoly rule, 47 C.F.R. 73.3555(b), to permit common ownership of WNNE(TV) and WPTZ(TV). Hearst-Argyle contends that Commission precedent supports grant of its waiver request because the terrain adjusted Grade B contour overlap between the stations is de minimis.

8. In adopting the duopoly rule's fixed standard of a prohibited overlap of Grade B service contours, the Commission expressly acknowledged the need for "flexibility" in that rule's application, noting that waivers should be granted where rigid conformance to the rule would be "inappropriate." Multiple Ownership of Standard, FM and Television Broadcast Stations, 45 FCC 2d at 1479
n. 12. Accordingly, the Commission has granted waivers of the duopoly rule where Grade B signal overlap is de minimis. See, e.g., Hubbard Broadcasting, Inc., 2 FCC Rcd 7374 (1987). Our past waiver cases have characterized de minimis overlap as encompassing less than one percent of both the area and the population of the Grade B contour of each station. See, e.g., Hubbard Broadcasting, 2 FCC Rcd at 7374; KSOO-TV, Inc., 43 FCC 2d 879, 880 (1973).



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9.      With respect to WNNE(TV) and WPTZ(TV), the staff previously granted a waiver of the duopoly rule to permit their common ownership because the Grade B contour overlap between the stations is de minimis. See Letter to Heritage Media and Trustee (Aug. 19, 1997). Utilizing the Irregular Terrain Model to evaluate the waiver request, the staff determined that the terrain adjusted Grade B contour overlap between WNNE(TV) and WPTZ (TV) encompasses 218 square kilometers of land area and a population of 1,500, representing 0.83% of the land area and 0.23% of the population within the Grade B service contour of WNNE(TV), and 0.50% of the land area and 0.26% of the population within the Grade B contour of WPTZ(TV). On appeal, the Commission affirmed the staff's use of the terrain-limited analysis to evaluate the overlap area. Heritage Media Services, Inc., 13 FCC Rcd 5644, 5648 (1998). The Commission noted that Section 73.684(f) of our rules permits the filing of terrain-limited analyses under certain circumstances, such as those presented in this case, and further observed that the Commission has previously used terrain-limited analyses to conclude that no actual overlap exists. Id. at 5649; 47 C.F.R. 73.684(f). Accordingly, the Commission found that the staff acted in accordance with Commission precedent and policy by granting a duopoly waiver.

10. As to Hearst-Argyle's request for a duopoly waiver to continue common ownership of WNNE(TV) and WPTZ(TV), the record before us presents no basis for revisiting this matter. Based upon the engineering analysis performed in connection with Heritage Media, we conclude that the overlap between WNNE(TV) and WPTZ(TV) is well within the Commission's de minimis standard. Accordingly, we believe that grant of the requested permanent waiver of the duopoly rule is appropriate.

11. Informal objection. Mt. Mansfield has filed an informal objection against the assignment of WNNE(TV) and WPTZ(TV), raising two basic arguments. First, Mt. Mansfield contends that the proposed assignments will perpetuate a "triopoly" in the Plattsburgh, New York-Burlington, Vermont Nielsen Designated Market Area ("DMA") . Mt. Mansfield maintains that pursuant to the Asset Exchange Agreement between the parties, it appears that Hearst-Argyle will not only acquire WNNE(TV) and WPTZ(TV), but also become the time broker for WFFF(TV), Channel 44, Burlington, Vermont, for a period of up to two years. According to Mt. Mansfield, the Commission has proposed to attribute television time brokerage agreements to the brokering station, and therefore any grant of the subject transaction should be conditioned on the outcome of the pending television ownership rulemaking proceeding.

12. Mt. Mansfield raised -- and the Commission rejected -- a nearly identical argument in connection with the prior sale of WNNE (TV) and WPTZ
(TV). See Heritage Media, supra. Earlier, the staff found that Mt. Mansfield had presented no evidence that the time brokerage agreement between WFFF(TV)'s permittee and the applicant failed to comply with the Commission's rules and Policies, or that WFFF(TV)'s permittee had surrendered control of its station to the applicant. The staff further noted that time brokerage agreements are nonattributable interests for the purposes of the television multiple ownership rules. The Commission affirmed the staff's decision, finding that the staff had thoroughly considered all relevant information and that its decision was adequately supported and consistent with Commission precedent and policy. Heritage Media, 13 FCC Rcd at 5647-48. Mt. Mansfield has presented no new facts or arguments to warrant revisiting this matter. In any event, the record before us demonstrates that Hearst-Argyle will not program WFFF(TV) pursuant to a time brokerage agreement.

13. Second, Mt. Mansfield argues that, because WNNE(TV) and WPTZ(TV) are located in the same DMA, the requested waiver is inconsistent with the interim policy articulated in the Commission's pending television ownership rulemaking proceeding, and should be conditioned on the outcome of that proceeding. We disagree. The Commission has proposed to allow common ownership of television stations in different DMA's with no overlapping Grade A contours. Television Ownership Second Further Notice, 11 FCC Rcd at 21665. Additionally, the commission acknowledged that the policy, as proposed, would prohibit common ownership of two stations situated in the same DMA, even if the stations did not have overlapping Grade B contours, and invited comment on the issue. Id. at 21667. However, the Commission also explicitly stated that "[o]ur current television duopoly rule will, of course, remain in place pending the outcome of this proceeding . . . ." Id. at 21681. Moreover, the Commission did not suggest that, during the pendency of the proceeding, it would adopt a more restrictive approach toward common ownership of stations in the same DMA with little or no Grade B contour overlap. we believe that the imposition of the condition requested by Mt. Mansfield is unnecessary based on our existing Grade B signal contour test and our long-standing policy of granting waivers where the Grade B overlap is de minimis. As the Commission stated in Heritage Media, "[w]e presume that, when the overlap area between two television stations is de minimis, the common ownership of the stations will not result in their serving common areas and populations to any significant degree and, therefore, that such common ownership will not undermine the concerns that form the basis of our duopoly policy." Heritage Media, 13 FCC Rcd at 5649 (citing Hubbard Broadcasting, Inc., 2 FCC Rcd 7374).

14. Based on our review of the record, we conclude that Mt. Mansfield has not raised a substantial and material question of fact as to whether the grant of the subject assignment should be conditioned on the outcome of the Commission's rulemaking proceeding.

WDTN(TV), Dayton, Ohio and WISH-TV, Indianapolis, Indiana WNNE(TV), Hartford, Vermont and WCVB-TV, Boston, Massachusetts

15. STC seeks a permanent waiver of the duopoly rule, 47 C.F.R. 73.3555(b), to allow the common ownership of WDTN(TV), Dayton, Ohio and WISH-TV, Indianapolis, Indiana, while Hearst-Argyle seeks a temporary, conditional waiver of that rule to allow the common ownership of WNNE(TV), Hartford, Vermont and WCVB-TV, Boston, Massachusetts, subject to the outcome of the Commission's rulemaking proceeding in Television Ownership Second Further Notice. As set forth below, we will grant both parties a temporary, conditional waiver of the duopoly rule.

16. As stated above, in adopting the duopoly rule's fixed standard of prohibiting overlap of Grade B service contours, the Commission also acknowledged the need for "flexibility" in that rule's application, noting that waivers should be granted where rigid conformance to the rule would be "inappropriate." Multiple Ownership of Standard, FM and Television Broadcast Stations, 45 FCC 2d 1476, 1479 n.12, recon. granted in part, 3 RR 2d 1554
(1964). To that end, the Commission has developed the




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following set of factors to be considered when evaluating an applicant's request for waiver of the duopoly rule: the extent of the overlap, the number of media voices available in the overlap area, the distinctiveness of the respective markets, the independence of the stations' operations, and the concentration of economic power resulting from the combination.' See Iowa State University Broadcasting Corporation, 9 FCC Rcd 481, 487-88 (1993), aff1d sub nom. Iowans for WOI-TV, Inc. v. FCC, 50 F.3d 1096 (D.C. Cir. 1995); H&C Communications, Inc., 9 FCC Rcd 144, 146 (1993). After weighing the factors, the Commission considers any public interest benefits proposed by the applicant to determine whether, in light of the overlap, the benefits outweigh any detriment which may occur from grant of the waiver. See, e.g., Iowa State University, 9 FCC Rcd at 487-88. As with any waiver, it will only be granted if the Commission concludes that the waiver is in the public interest.

17. Currently, the Commission is reexamining its broadcast television ownership policies, including the duopoly rule. In January 1995, the commission proposed a new analytical framework within which to evaluate its broadcast television ownership rules. See Review of the Commission's Regulations Governing Television Broadcasting, Further Notice of Proposed Rule Making, 10 FCC Rcd 3524 (1995) ("Television ownership Further Notice"). Subsequent to the release of the Television ownership Further Notice, Congress directed the Commission to conduct a rulemaking proceeding to determine whether to retain, modify or eliminate existing limitations on the number of television stations that an entity may control within the same television market. See Section 202(c) of the Telecommunications Act of 1996, Pub. L. No. 104 104, 110 Stat. 56 (Feb. 8, 1996) ("Telecom Act"). In response to this Congressional directive in the Telecom Act and to update the record, the Commission released the Television Ownership Second Further Notice.

18. The Commission stated in the Television Ownership Second Further Notice that it will be inclined, during the pendency of the television ownership proceeding, to grant temporary duopoly waivers to authorize common ownership of television stations that are in separate DMA's and whose Grade A contours do not overlap, conditioned on coming into compliance with the outcome of the proceeding within six months of its conclusion. Television ownership Second Further Notice, 11 FCC Rcd at 21681. It also noted there its tentative conclusion that the record in that proceeding "supports relaxation of the geographic scope of the duopoly rule from its current Grade B overlap standard to a standard based on DMA's supplemented with a Grade A overlap criterion." The Commission further stated that "we do not believe granting waivers satisfying the proposed standard, and conditioning them on the outcome of this proceeding, will adversely affect our competition and diversity goals in the interim." Id.

19. STC and Hearst-Argyle have each submitted a showing in support of their respective duopoly waiver requests. According to STC's engineering report, the population within the Grade B overlap area of WDTN(TV) and WISH-TV consists of 88,783 individuals, representing 2.5% of the population within the Grade B contour of WDTN(TV), and 3.8% of the population within the Grade B contour of WISH-TV. According to STC, there is no Grade A overlap between the stations. Additionally, the WDTN(TV)/WISH-TV overlap covers an area of 2,384 square kilometers, comprising 7.0% of the area



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within the Grade B contour of WDTN(TV), and 8.3% of the area within the Grade B contour of WISH-TV. With respect to the WNNE(TV)/WCVB-TV Grade B overlap, Hearst-Argyle's engineering report states that the overlap area encompasses 62,330 individuals, representing 10.0% of the population within the Grade B contour of WNNE(TV) and 0.9% of the population within the Grade B contour of WCVB-TV, and covers an area of 1,9780 square kilometers, comprising 8.6% and 8.0% of the land area within the WNNE(TV) and WCVB-TV Grade B contours, respectively. Hearst-Argyle states that the Grade A contours of the stations do not overlap.

20. Regarding the number of media voices available in the WDTN(TV)/WISH-TV overlap area, STC claims that 24 television stations (19 commercial, five non-commercial) provide Grade B or better service to all or part of the area. No part of the area will receive Grade B service from fewer than four other commercial television stations. The overlap area is also served by 34 commercial radio stations (13 AM, 21 FM), according to STC's engineering report. Additionally, STC states that cable penetration is 69% in the Dayton DMA and 65% in the Indianapolis DMA. STC also notes that MMDS services are also available in both markets. The markets are also served by print media, including one daily newspaper published in the Dayton DMA (circulation 158,295), and two daily newspapers published in the Indianapolis DMA (circulation 284,625). As to the WNNE(TV)/WCVB-TV overlap area, Hearst-Argyle asserts that viewers in the overlap area are served by 17 other television stations (12 commercial, five non commercial) and 57 radio stations (25 AM, 32
FM). Numerous non-broadcast media outlets serve the markets as well. Hearst-Argyle notes that the Boston DMA (the market in which WCVB-TV is located) has a cable penetration rate of 77%, while the Plattsburgh, New York Burlington, Vermont DMA (the market in which WNNE(TV) is located) has a penetration rate of 63%. Additionally, Hearst-Argyle states that 11 daily newspapers and 35 weekly newspapers serve the overlap area.

21. Addressing the next element of the duopoly analysis, STC and Hearst-Argyle maintain that the stations involved in the waiver requests serve separate and distinct markets. STC asserts that the WDTN(TV)/ WISH-TV combination does not create a "dangerous concentration" of economic power because the stations are located in separate DMA's (WDTN(TV) in the Dayton DMA, ranked 53rd, and WISH-TV in the Indianapolis DMA, ranked 25th), and therefore do not compete with respect to programming, viewers or advertisers. According to STC, the stations do not and will not engage in joint or combined advertising sales; their news departments do not cover events in the other station's market; and the stations, public affairs programming and community service campaigns are designed for different audiences. STC asserts that program suppliers are able to sell the same programming separately in Indianapolis and Dayton, and station owners may not broadcast programming purchased for one market in the other. Finally, STC notes that the two cities are separated by more than 100 miles. With respect to the WNNE(TV)/WCVB-TV combination, Hearst-Argyle maintains that the stations serve separate and distinct markets because they are located in separate DMA's: WNNE(TV) is in the Plattsburgh, New York-Burlington, Vermont DMA (ranked 91st DMA), while WCVB-TV is in the Boston DMA (ranked 6th).

22. Lastly, STC and Hearst-Argyle each pledge to operate the subject television stations independently of one another. Noting that separate





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station operations are required as a business matter to meet the needs of two distinct markets, STC asserts that WDTN(TV) and WISH-TV will have separate operations with respect to management, programming, traffic and advertising sales. Similarly, Hearst-Argyle states that it will operate WNNE(TV) and WCVB-TV as separate and independent stations, with each station having its own programming, sales and news staffs.

Discussion

23. With respect to STC's request for permanent waiver of the duopoly rule to allow common ownership of WDTN(TV) and WISH-TV, we do not believe that an unconditional grant is appropriate given the clearly articulated policy in the Television ownership Second Further Notice. See WHOA-TV, Inc., 11 FCC Rcd 20041, 20046-47, 20051. However, we believe that grant of a temporary waiver of the duopoly rule, subject to the outcome of the pending television ownership proceeding, is justified. Likewise, we believe that grant of Hearst-Argyle's request for a temporary, conditional waiver of the duopoly rule to allow common ownership of WNNE(TV) and WCVB-TV is warranted. The temporary common ownership of WDTN(TV) and WISH-TV, and WNNE(TV)-and WCVB-TV, would be consistent with the interim policy set forth in the Television Ownership Second Further Notice, as the stations are in separate DMA's and there is no Grade A overlap between them. Moreover, our examination of the record presented here reveals nothing suggesting that we should not follow the established interim policy in this case. The extent of the Grade B overlap in both duopoly situations, although not de minimis, falls well within the range of those we have approved in previous cases. See, e.g., NWCG Holdings Corp., 11 FCC Rcd 16318 (1996) (granting waiver where Grade B population overlap was 29.4% and 10.2% and area overlap was 14.7% and 16.5%); Benedek Broadcasting Corporation, 11 FCC Rcd 6319
(1997) (granting waiver where Grade B population overlap was 10.5% and 24.6% and area overlap was 10.8% and 27.2%). We note also that the stations serve different markets, and that STC and Hearst-Argyle have pledged to operate the stations independently. Additionally, a numerous broadcast stations will continue to provide service to the overlap areas after the proposed assignments. Accordingly, we conclude that grant of temporary waivers, conditioned on the applicants coming into compliance with the outcome of the pending television ownership rulemaking proceeding within six months of its conclusion, will serve the public interest, convenience and necessity. Any requests to extend these conditional waivers should be filed at least 45 days prior to the end of the six-month period and would be closely scrutinized.

ONE-TO-A-MARKET WAIVERS

WNAC-TV, Providence, Rhode Island
WHJJ(AM)/WHJY(FM), Providence, Rhode Island
WSNE(FM), Taunton, Massachusetts

24. The Grade A contour of WNAC-TV, the station to be acquired by Smith, completely encompasses the communities of license of WHJJ(AM) and WHJY(FM), Providence, Rhode Island, and WSNE(FM), Taunton, Massachusetts (the "Providence radio stations"). Smith bases its request to acquire WNAC-TV on the waiver standards adopted in the second Report and Order in MM Docket 87-7, 4 FCC Rcd 1741 (1989) ("Second Report and Order"), recon. granted in part and denied in part, 4 FCC Rcd 6489 (1989) ("Second Report and Order

Recon."). In accordance with these standards, the Commission presumptively favors waiver requests involving: (a) stations serving the top 25 markets where at least 30 separately owned, operated and controlled stations will remain following the proposed combination ("top 25 market/30 voice standard"); or (b) "failed" stations, i.e., stations which have not been operating for a substantial period of time (four months or more) or are involved in bankruptcy proceedings. Otherwise, waiver requests must be evaluated under the more rigorous case-by-case standard. See 47 C.F.R. 73.3555(c), Note 7. Smith submits its request pursuant to the case-by-case standard since neither WNAC-TV nor any of the subject radio stations are failed stations, and the Providence, Rhode Island-New Bedford, Massachusetts DMA (the "Providence DMA"), is not among the top 25 markets.

25. Under the case-by-case approach, the Commission makes a public interest determination by weighing five factors: (1) the potential public benefits of joint operation of the facilities, such as economies of scale, cost savings, and programming and service benefits; (2) the types of facilities involved; (3) the number of media outlets owned by the applicant in the relevant market; (4) the financial difficulties of the stations involved; and
(5) the nature of the relevant market in light of the level of competition and diversity after the joint operation is implemented. See Second Report and Order, 4 FCC Rcd at 1753-54. Not all five factors are necessarily relevant in each case. Id. at 1761. Smith has submitted a showing which addresses each of these factors.

26. Benefits of joint operation. According to Smith, WNAC-TV and the Providence radio stations will be operated under entirely separate management. In light of this arrangement, Smith acknowledges that the stations "will not be able to demonstrate all of the efficiencies, such as staff reduction, typically cited in requests for waivers of the [one-to-a-market rule]." Nonetheless, Smith states that the proposed combination will result in efficiencies and other public interest benefits sufficient to justify waiver. Eric S. Neuman, senior vice president of HM3/Capstar, Inc., a Hicks-controlled entity which controls the licensees of the Providence radio stations, represents that the stations will engage in cross-promotions, resulting in significant cost savings. By advertising on WNAC-TV, radio stations WSNE(FM) and WHJY(FM) each will save approximately $35,000 annually in television advertising time and agency fees. Neuman further states that by using the television station's production facilities, WSNE(FM) and WHJY(FM) will each save $10,000 in television advertising production costs. Conversely, David A. Fitz, senior vice president of Smith, represents that by advertising on the Providence radio stations, WNAC-TV will save $100,000 annually in radio advertising time and associated fees. The parties state that additional savings will be realized by the radio stations through rebroadcast of the television station's programming. The Providence radio stations will each broadcast the audio feed of the television station's weekly public interest programming, and WHJJ(AM) also plans to broadcast the audio feed of the television station's daily morning news program. Additionally, WNAC-TV will provide the radio stations with access to its news gathering and broadcast operations. The total savings to WNAC-TV and to the Providence radio stations with regard to the rebroadcast of the television station's weekly public affairs programming and access to the news operations are projected to exceed $50,000 per year. All together, Smith estimates that the proposed transaction will result in savings of $240,000.

27. Furthermore, Smith asserts that the television-radio combination will allow the television and radio stations to co-sponsor a number of community activities. For example, the parties state that WNAC-TV and one or more of the Providence radio stations will work together to promote "Kids Fest," an annual weekend event. WNAC-TV and WHJY(FM) also anticipate renewing a telethon project which raises money for sick children.

28. Types of Facilities. Smith states that WNAC-TV operates on UHF channel 64, with 3720 kW horizontal visual power and a height above average terrain (11HAAT11) of 1033 feet. With respect to the Providence radio stations, WHJJ(AM) is a Class B station, operating on 920 kHz, with a daytime and nighttime power of 5.0 kW; WHJY(FM) is a Class B station with a maximum power of 50 kW, operating on 94.1 MHz from a HAAT of 440; and WSNE(FM) is a Class B station with a maximum power of 30 kW, operating on 93.3 MHz, from a HAAT of 620 feet. Smith maintains that these facilities are comparable to many other stations in the market. According to Smith, two other UHF television stations and three more powerful VHF television stations are licensed to communities in the Providence DMA. Additionally, Smith states that 17 other AM stations and six other commercial FM stations are located in the Providence metro market, including two FM stations that are licensed at lower classes.

29. Other media outlets. According to Smith, after consummation of the proposed transaction, Smith will have a nonattributable interest in one television station and an attributable interest in one AM station and two FM stations in the Providence market.

30. Financial difficulties. Smith states that WNAC-TV is not in financial distress, but notes that the Commission has granted one-to-a-market waivers in the absence of financial difficulties.

31. Effect on diversity and competition. Smith represents that WNAC-TV will be operated as an entity separate from the Providence radio stations, noting that the television and radio stations will not share employees, collectively sell advertising, or collectively buy programming. Moreover, WNAC-TV will continue to be programmed by Clear Channel pursuant to an existing LMA.

32. Smith also points out that Providence is a relatively large television market, well-served by numerous broadcast outlets. Smith notes that the Providence DMA, ranked 49th in the country, contains 559,080 television households. According to Smith, the market is served by seven commercial and noncommercial television stations (including WNAC-TV), and 33 commercial and noncommercial radio stations (18 AM, 15 FM, including the Providence radio stations). By Smith's count, 29 separate broadcast voices will serve the Providence market after the proposed transaction. Smith further asserts that an abundance of non-broadcast media serve the market, including 10 daily newspapers, nine cable operators, and two MMDS operators.

Discussion

33. The Commission's goal in evaluating a case-by-case request for waiver of the one-to-a-market rule is "to permit the public to benefit from such efficiencies of operation as may be achieved through the use of common facilities and staff, consistent with the maintenance of diversity and vigorous competition within the market areas involved." Second Report and order Recon., 4 FCC Rcd at 6491. For the reasons set forth below, we are persuaded that the proposed radio-television combination would serve the public interest without adversely affecting competition and diversity in the Providence market.

34. We turn to Smith's showing under the first prong of our five-factor analysis, the potential public benefits of joint ownership. In connection with this factor, the Commission considers the public service benefits that could result from the proposed television-radio combination, such as projected economies of scale, cost savings and program and service benefits. Second Report and Order, 4 FCC Rcd at 1753. As an initial matter, we recognize that Smith neither controls the Providence radio stations nor proposes to completely consolidate the operations of the television and radio stations. The radio stations are controlled by Hicks, the television station will be controlled by Smith but operated by Clear Channel pursuant to an existing LMA, and the television and radio stations do not and will not share employees, collectively sell advertising, or collectively buy programming. Nonetheless, based on the representations made by the senior vice president of Smith, the senior vice president of Hicks-controlled HM3/Capstar, Inc., and the general manager of WPRI-TV, we are persuaded that the proposed combination will result in significant efficiencies and cost savings. Two of the Providence radio stations will save $35,000 each by advertising on WNAC-TV, and another $10,000 each by using the television station's production facilities. Likewise, WNAC-TV will save $100,000 by advertising on the Providence radio stations. The Commission has recognized cross-promotions as "one of the most significant benefits of joint ownership of radio and television stations in the same market." Second Report and Order, 4 FCC Rcd at 1747 (footnote omitted). In addition, as a result of the proposed combination, the Providence radio stations will be able to take advantage of the television station's news and programming resources. For example, the radio stations will rebroadcast WNAC-TV's weekly public affairs programming and have access to the television station's news gathering and broadcast operations.

35. The second factor in our analysis addresses the types of facilities involved in the one to a market waiver. The Commission's concern with the strength of the technical facilities of the stations at issue reflects a continuing concern regarding the potential impact the proposed combination may have on diversity and competition in the affected market. See, e.g., Louis C. DeArias, Receiver, 11 FCC Rcd 3G62, 3G66 (1996). In evaluating this factor, we must "consider such factors as whether the proposed radio-television combination involves a UHF or VHF TV station or an AM or FM radio station, as well as the size or class of the stations involved. Second Report and Order, 4 FCC Rcd at 1753. Our independent review reveals that WNAC-TV is a 3720 kW UHF station which competes with three network-affiliated VHF stations. In addition, our analysis confirms that WHJJ(AM), a Class B station which operates at 5.0 kW, faces competition from at least seven AM stations in the market with comparable or superior facilities. The subject FM stations, WHJY(FM) and WSNE(FM), are both Class B stations which operate at 50 kW and 30 kW, respectively. WSNE(FM) competes with five more powerful Class B FM stations, while WHJY(FM) faces competition from three Class B stations with comparable facilities. In this instance, we find that while the technical facilities of the stations involved are significant, there are comparable or more powerful facilities in the market such that the proposed combination does not present issues of market dominance inconsistent with the public interest.

36. As to the number of media outlets owned by Smith in the relevant market, we note that "applicants who already own a number of media outlets in the relevant market will face a higher hurdle than those . . . applicants with few outlets." Second Report and Order, 4 FCC Rcd at 1753. Upon consummation, Hicks' media holdings in the Providence market will consist of three Providence radio stations and a nonattributable equity interest in WNAC-TV. We therefore not believe that Smith faces a "higher hurdle" in this regard.

37. With respect to the fourth factor of our analysis, Smith states that WNAC-TV is not in financial distress. However, the Commission has held that "not all of the [five] factors mentioned will be relevant in every case" (Second Report and Order, 4 FCC Rcd at 6491), and has granted one-to-a-market waivers in the absence of a showing of financial distress. See, e.g., S.E. Licensee G.P., 11 FCC Rcd 16727, 16734 (1996); Stockholders of Infinity Broadcasting, 12 FCC Rcd 5012, S052 (1996).

38. The final factor of our case-by-case analysis relates to the level of diversity and competition in the market. Indicia of the level of diversity include the number of broadcast outlets, the number of separately-owned and operated "voices" in the market, and the presence of cable and non-broadcast media. We find that the proposed combination would not create undue concentration of ownership and control in the Providence market, the 49th largest DMA. We have independently verified that there are seven television stations (three VHF, four UHF) in the Providence DMA and 33 radio stations (18 AM and 10 FM, plus five noncommercial educational stations) in the Providence television metro market, including the television and radio stations which are the subject of Smith's request. Taking into account the proposed television radio combination, we have confirmed that 29 independent "voices" will continue to serve the Providence market after consummation of the proposed transaction. We believe that there are sufficient independent broadcast voices in Providence to assuage concern over the impact of the subject transaction on diversity and competition in the market. In addition, Providence is well served by non-broadcast media, including cable (77% penetration) and daily and weekly newspapers.

39. With respect to economic concentration and competition, we have examined the advertising revenue attributable to the subject television and radio stations in the Providence market. Our independent study of the market indicates that the Providence radio stations have a 30% share of the radio advertising revenue. While this is a significant percentage, we note that WNAC-TV lags behind the three VHF stations in the Providence DMA in terms of advertising revenue, and accounts for only 10.1% of the television advertising revenue in the market. Moreover, the proposed television-radio combination receives a combined television and radio advertising share of 16.9%, well within the concentration levels approved in several one-to-a-market waiver requests. See, e.g., Concrete River Associates, L.P., 12 FCC Rcd 6614 (1997) (one-to-a-market waiver granted where stations received combined advertising share of 25%).

40. Overall, we are satisfied that the public interest benefits that will result from the proposed television-radio combination outweigh any concerns regarding the effect of the transaction on diversity and competition in the market. We are persuaded that, following consummation, the applicant will not be able to exert undue influence over the market insofar as Providence will continue to be served by numerous independent broadcast outlets, including several radio and television stations with facilities comparable or superior to the stations at issue. We are also convinced that the proposed combination will result in significant cost savings and enhanced public interest programming. We conclude, based on the record, that approval of the proposed combined ownership of stations WNAC-TV, WHJJ(AM), WHJY(FM), and WSNE(FM), is appropriate.

WDTN(TV), Dayton, Ohio and WYGY(FM), Hamilton, Ohio

41. We turn now to the one-to-a-market waiver request submitted by STC to allow common ownership of WDTN(TV), Dayton, Ohio and WYGY(FM), Hamilton, Ohio. 47 C.F.R. 73.3555(c). STC has submitted a showing which addresses each of the five factors to be considered in our case-by-case analysis. See discussion supra at 25. In this regard, STC explains that its request focuses on the Cincinnati market, where the radio station is located, as opposed to the Dayton market, where the television station is located, because the contour overlap between WDTN-TV and WYGY(FM) occurs in the Cincinnati DMA (citing Letter to Pyramid Communications, Inc., 10 FCC Rcd 4274 (1995)).

42 .    Benefits of joint operation. STC states that it is "difficult to show economic efficiencies" arising from the proposed transaction because the stations are located in different markets and will be operated autonomously under entirely separate management. Nonetheless, STC claims that the television-radio combination will result in significant public benefits. STC asserts that common ownership of the stations would enable the stations to engage in cross-promotion. John Rohm, the general manager of WYGY(FM), represents that the radio station will save approximately $40,000 annually in the cost of television advertising time and advertising commission fees by shifting segments of its television advertising to WDTN(TV). In addition, the radio station will save $30,000 to $60,000 annually in television advertising production costs through the use of WDTN(TV)'s production facilities; $4,100 through access to WDTN(TV)'s news and information reporting resources; and $12,000 through access to WDTN(TV)'s Job Connection service. Likewise, Larry Ryan, citing general manager of WDTN (TV), declares that the television station will save approximately $10,000 to $15,000 annually in the cost of radio advertising time and advertising agency commissions by shifting segments of its radio advertising to WYGY(FM), and an additional $4,000 annually in radio advertising production costs through the use of WYGY(FM)'s audio production facilities. In all, the proposed combination will result in cost savings of as much as $135,000 annually for the two stations. According to STC, these projected cost efficiencies are comparable to those in previously-approved one-to-a-market waiver requests involving larger combinations (citing KKSN, Inc., DA 98-223 (released Feb. 5, 1998) STC states that the cost savings will "facilitate the stations' enhancement of their programming." In particular, STC intends to produce and broadcast an additional half-hour of local public interest programming weekly on WDTN(TV), and states that the television-radio combination will enable the stations to pool their access to (including interviews of) regional or state political figures of interest to both of the stations' communities.

43. Additionally, STC claims that the proposed combination will inure to the Public benefit by assisting the stations' equal employment opportunity efforts. According to the acting general manager of WDTN(TV) and the general manager of WYGY(FM), both stations have had difficulty in identifying and hiring qualified minority candidates, despite considerable outreach efforts. Upon consummation of the transaction, the stations intend to share Community contacts that may lead to minority hires. According to STC, the sharing of such information will increase the likelihood that the stations will identify qualified minority or women applicants, and will provide greater employment opportunities for these applicants. STC also proposes to institute a program in which each station's student interns would spend a week of their internships at the other station, thereby exposing them to a different media market and a different broadcast service. Lastly, STC states that the television and radio stations will work together on a variety of local community activities, and are exploring the possibility of cross-promoting charitable events.

44. Types of Facilities. STC reports that WDTN(TV) operates on VHF channel 2, with 100 kW peak visual power and a height above average terrain of 1,000 feet. STC further states that WYGY(FM) is a Class B station with a maximum ERP of 19.5 kW, operating on 96.5 MHz, from a height above average terrain of 810 feet. Many other television and radio stations in the market have comparable facilities, says STC. According to the applicant, three VHF television stations and 10 Class B FM stations (excluding WYGY(FM)) are licensed to communities within the Cincinnati market.

45. Other media outlets. STC states that after consummation of the proposed assignment, STC will own one television station and have attributable interests in one AM and two FM stations in the Cincinnati market. STC does not own any other media outlets in the market, and notes that there are other larger joint media owners in the Cincinnati market. STC reports that Scripps Howard is the licensee of a VHF television station and the publisher of the Cincinnati Post; Gannett Co. is the licensee of a VHF television station and the publisher of the Cincinnati Enquirer; and Jacor Communications, Inc. commonly owns four radio stations and one television station.

46. Financial difficulties. The television station to be acquired is not in financial distress, according to STC. However, STC notes that the Commission has previously granted waiver requests where there was no showing of financial difficulties.

47. Effect on diversity and competition. STC claims that the Proposed transaction will not have a negative impact on diversity and competition in the Cincinnati television market. The Cincinnati DMA is the 30th largest television market in the country, with a total of 800,890 television households. Nine commercial and noncommercial television stations, representing eight separate "voices," are licensed to communities in the Cincinnati DMA, according to STC. Additionally, says STC, 34 radio stations (10 AM, 24 FM) licensed to 25 separate owners are located in the

Cincinnati television metro market. By STC's count, there will be 32 separate broadcast voices in the Cincinnati market following consummation. The market will also be served by an "abundance" of non-broadcast media, states STC, including nine daily and 59 weekly newspapers, 23 cable operators (62% penetration), and two MMDS operators.

48. STC also maintains that there should be "far less concern" regarding the effect of the proposed television-radio combination on diversity and competition because the stations at issue will be operated as separate entities and are located in separate markets. STC states that WDTN(TV) and WYGY(FM) will not share employees, collectively sell advertising, or collectively buy programming. Consequently, says STC, neither station will be able to exert influence in a manner contrary to the intent of the one-to-a-market rule.

Discussion is

49. For the reasons set forth below, we believe that STC's showing meets our case-by-case criteria, and that a permanent waiver in this instance would not adversely affect competition and diversity in the relevant market.

50. Turning to STC's case-by-case showing, we will first review the effect of the proposed combination on diversity and competition in the market. As stated above, in connection with this factor we consider the number of broadcast outlets, the number of separately-owned and operated "voices," and the presence of cable and non-broadcast media in the market. Since the subject stations are located in separate DMA's, a threshold issue is to define the relevant market for our analysis. STC contends that the Cincinnati DMA should be the focus of our inquiry because the contour overlap between WDTN-TV and WYGY(FM) occurs in that market. We disagree. An engineering exhibit submitted as an amendment to the application reveals that the overlap area created by the intersection of the Grade A contour of WDTN(TV) and 1 mV/m contour of WYGY(FM) encompasses a portion of both the Cincinnati and Dayton DMA's. Accordingly, the location of the contour overlap does not determine the focus of our one-to-a-market analysis with respect to common ownership of WDTN(TV) and WYGY(FM).

51. Rather, consistent with the requirements of the case-by-case standard, we will include in the television market those television stations licensed to the Dayton DMA, the market where WDTN(TV) is located, as well as those television stations that place a Grade B signal over the county in which the subject radio station is licensed, Butler County. This method for counting the number of television stations in the relevant market is appropriate because the Dayton DMA excludes Butler County. See James M. Ward, Trustee for Gadsden Broadcasting Company, 10 FCC Rcd 8741, 8743 (1995). With respect to the relevant radio market, we note that WYGY(FM) is not located in any defined television metro market. We therefore count as market stations those radio stations licensed to Butler County, plus those radio stations that place a principal community service contour over Butler County. Inc., 12 FCC Rcd 6102, 6107 (1997). Id. at 8743 and n. 4; Triad Skywaves,

52. According to our independent review, in addition to WDTN(TV) there are six television stations licensed to the Dayton DMA (one VHF, five UHF), plus seven television stations (three VHF, four UHF) that place a Grade B or better signal over all or a portion of Butler County. These 13 television stations are owned by 12 separate entities. As to the radio market, in addition to WYGY(FM) we count seven radio stations (three AM, four FM) that are licensed to communities within Butler County. These seven radio stations are controlled by six different owners. Taking into account the subject television-radio combination, we calculate that 19 independent broadcast "voices" will serve the market after consummation of the proposed assignment. There are also numerous other media outlets available in the Cincinnati and Dayton markets, including cable (62% penetration in Cincinnati, 70% in Dayton) and several daily newspapers. In all, we find that the relevant market is served by a sufficient number of broadcast and non-broadcast voices such that the proposed combination will not have an undue impact on diversity and competition.

53. As part of our independent analysis, we also looked at the strength of the technical facilities of the subject broadcast stations. WDTN (TV), the television station to be acquired, is a network- affiliated VHF station operating at 100 kW, and WYGY(FM), the subject radio station, is a Class B station operating at 19.5 kW. Although the stations' technical facilities are significant, our examination reveals that comparable facilities exist in the relevant market, as defined in the preceding paragraph. We have determined that WDTN(TV) competes with four network- affiliated VHF stations, and WYGY(FM) competes with at least three Class B FM stations, including one with an ERP of 34 kW. The existence of these comparable competing facilities allays our concerns regarding the potential impact of the proposed combination on diversity and competition in the market.

54. As to the number of other media outlets owned by STC, after consummation of the subject transaction, STC will own one television station in the Dayton DMA and have attributable interests in three radio stations (two FM, one AM) in the Cincinnati DMA. We do not believe that this level of concentration will allow STC to unduly dominate either market. Furthermore, although the stations are not experiencing financial difficulties, this is not a barrier to grant of a one-to-a-market waiver request. See discussion supra at 37.

55. Regarding economic concentration and competition, we have examined the advertising revenue attributable to WDTN(TV) in the Dayton DMA, and to the three radio stations in the Cincinnati radio market, WYGY(FM), WUBE(AM) and WUBE-FM (the "Cincinnati radio stations"). Our independent study reveals that WDTN(TV) has a 27% share of the television advertising revenue in the Dayton market. Although this is a significant figure, there is another VHF station in the market which garners an even greater share of the advertising revenue. Additionally, the three radio stations in the Cincinnati radio market together have only 15% of the radio advertising share, with WYGY(FM) garnering only 4% of the radio advertising share. Moreover, WDTN(TV) and the Cincinnati radio stations receive a combined television and radio advertising share of 21%, well within the range of previously-approved one-to-a-market waivers. See, e.g., Concrete River Associates, L.P., 12 FCC Rcd 6614 (1997).

56. The remaining factor relevant to our determination is the public interest benefits of the proposed transaction. Similar to the Providence station combination discussed supra, STC neither controls WYGY(FM) nor intends to completely consolidate the operations of the stations. The radio station is controlled by Chancellor Media License Company, in which Hicks holds a non controlling attributable interest, and STC maintains that the television and radio stations will be operated autonomously under entirely separate management. However, relying on the representations of STC, as supported by the declarations of the general manager of WYGY(FM) and the acting general manager of WDTN(TV), we are persuaded that significant cost savings will arise from the proposed combination and weigh in favor of a one-to-a-market waiver. The radio station will save at least $86,100 and as much as $116,100 each year by shifting segments of its television advertising to WDTN(TV), utilizing WDTN(TV)'s production facilities, and having free access to the television station's news and information reporting and Job Connection service. Conversely, the television station will save at least $14,000 and as much as $19,000 each year by shifting segments of its radio advertising to WYGY(FM) and utilizing WYGY(FM)'s advertising production facilities. Moreover, STC represents that these cost savings will facilitate the enhancement of programming on both the television and radio stations. Notably, STC intends to produce and air on WDTN(TV) a new weekly half-hour program dealing with issues of local public interest. Additionally, STC states that the proposed combination will enable the stations to pool their access to regional or state political figures of interest to both of the stations' communities. We also note with approval the stations' intention to work together to improve their outreach to minority and women job applicants.

57. Although the operations of the subject television and radio stations will not be completely consolidated following consummation, STC has demonstrated, to our satisfaction, that the combination will create cost savings of as much as $135,000 and the potential for enhanced programming and service benefits. We note that "[t]here is no particular level of cost savings that must be achieved in order to be granted under the case-by-case standard." Gadsden, 10 FCC Rcd at 8744. In any event, we note further that a portion of these savings will result from cross promotions, which the Commission has recognized as "one of the most significant benefits of joint ownership of radio and television stations in the same market." Second Report and Order, 4 FCC Rcd at 1747 (footnote omitted). Additionally, we find that the subject broadcast stations, while not insignificant in technical terms, face sufficient competition such that their common ownership will not allow STC to unduly dominate the market. Our concerns regarding any adverse impact on competition and diversity are further mitigated by the fact that the two stations are located in separate DMA's. On balance, we believe that a one-to-a-market waiver to permit common ownership of WDTN(TV) and WYGY(FM) is justified.

Conclusion

58. Having determined that the applicants are qualified in all respects, we find that grant of the above-captioned applications will serve the public interest, convenience and necessity.

59. Accordingly, IT IS ORDERED, That the informal objections filed by Mount Mansfield Television, Inc. ARE DENIED.

60. IT IS FURTHER ORDERED, That the applications for consent to the assignment of license of station WNNE(TV), Hartford, Vermont, from WNNE

Licensee, Inc. to STC Broadcasting of Vermont Subsidiary, Inc., and station WPTZ(TV), North Pole, New York, and associated translator facility, from WPTZ Licensee, Inc. to STC Broadcasting of Vermont Subsidiary, Inc. (File Nos. BALCT/BALTT-980210IA-IC), ARE GRANTED, subject to the condition that concurrently with consummation of the subject transactions, the assignment of the license of stations WNNE(TV) and WPTZ(TV) to Hearst-Argyle Stations, Inc. (File Nos. BALCT/BALTT-9802261E-IG) will be consummated.

61. IT IS FURTHER ORDERED, That the request for permanent waiver of the Commission's duopoly rule, 47 C.F.R. 73.3555(b), to allow common ownership by Hearst-Argyle Stations, Inc. of WNNE(TV), Hartford, Vermont and WPTZ(TV), North Pole, New York, IS GRANTED.

62. IT IS FURTHER ORDERED, That the request for temporary, conditional waiver of the Commission's duopoly rule, 47 C.F.R. 73.3555(b), to allow common ownership by Hearst Argyle Stations, Inc. of WNNE(TV), Hartford, Vermont and WCVB-TV, Boston, Massachusetts, IS GRANTED, subject to the outcome of the Commission's pending broadcast television ownership rulemaking in MM Docket Nos. 91-221 and 87-8. Should divestiture be required as a result of that proceeding, the licensee is directed to file, within six months from the release of the final order in MM Docket Nos. 91-221 and 87-8, an application for Commission consent to dispose of such station as would be necessary for Hearst-Argyle Stations, Inc. to come into compliance with the rules as provided in the final order.

63. IT IS FURTHER ORDERED, That the applications for consent to the assignment of license of stations WNNE(TV), Hartford, Vermont, WPTZ(TV), North Pole, New York, and associated translator facility from STC Broadcasting of Vermont Subsidiary, Inc. to Hearst Argyle Stations, Inc. (File Nos. BALCT/BALTT-980226IE-IG), ARE GRANTED.

64. IT IS FURTHER ORDERED, That the request for waiver of the Commission's one-to-a market rule, 47 C.F.R. 73.3555(c), to permit common ownership by STC License Company of stations WDTN(TV), Dayton, Ohio and WYGY(FM), Hamilton, Ohio, IS GRANTED.

65. IT IS FURTHER ORDERED, That the request for permanent waiver of the Commission's duopoly rule, 47 C.F.R. 73.3555(b), to allow common ownership by STC License Company of WDTN(TV), Dayton, Ohio and WISH-TV, Indianapolis, Indiana, IS DENIED; however, a conditional waiver of Section 73.3555(b) IS GRANTED, subject to the outcome of the Commission's pending broadcast television ownership rulemaking in MM Docket Nos. 91-221 and 87-8. Should divestiture be required as a result of that proceeding, the licensee is directed to file, within six months from the release of the final order in MM Docket Nos. 91-221 and 878, an application for Commission consent to dispose of such station as would be necessary for STC License Company to come into compliance with the rules as provided in the final order.

66. IT IS FURTHER ORDERED, That the application for consent to the assignment of license of station WDTN(TV), Dayton, Ohio, from Hearst-Argyle Stations, Inc. to STC License Company (File No. BALCT-980226IC), IS GRANTED.

67. IT IS FURTHER ORDERED, That the request to permit Hicks to control the licensees of WHJJ(AM) and WHJY(FM), Providence, Rhode Island, and WSNE(FM), Taunton, Massachusetts, and to hold a nonattributable equity interest in the entity controlling the licensee of station WNAC-TV, Providence, Rhode Island, IS GRANTED.

68. IT IS FURTHER ORDERED, That the application for consent to the assignment of license of station WNAC-TV, Providence, Rhode Island from Hearst-Argyle Stations, Inc. to Smith Acquisition License Company (File No. BALCT-980226ID), IS GRANTED.

69. IT IS FURTHER ORDERED, That the applications for consent to the assignment of license of station KSBW(TV), Salinas, California, and associated translator facility from STC License Company to Hearst-Argyle Stations, Inc. (File Nos. BALCT/BALTTV-980226IA-IB),

FEDERAL COMMUNICATIONS COMMISSION

Roy J. Stewart
Chief, Mass Media Bureau